                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                          CHURCH & DWIGHT CO., INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                           [ARM & HAMMER LOGO]
CHURCH & DWIGHT CO., INC.

469 North Harrison Street, Princeton, New Jersey 08543-5297

Notice of Annual Meeting of Stockholders to be held Thursday, May 8, 1997.

     The Annual Meeting of Stockholders of Church & Dwight Co., Inc. (the "Company") will be held at THE ASIA SOCIETY, 725 Park Avenue, New York, New York, on Thursday, May 8, 1997, at 11:00 a.m., to consider and take action on the following:

          1. Election of four persons to serve as Directors for a term of three years.

          2. Approval of the appointment of Deloitte & Touche as independent auditors of the Company's 1997 financial statements.

          3. To consider and act upon a stockholder proposal requesting that the Board of Directors take the steps necessary to provide for the election of Directors annually and not by class.

          4. To consider and act upon a stockholder proposal requesting that the Board of Directors commit to a program to diversify the members of the Board.

          5. Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

     All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 10, 1997, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The transfer books will not be closed.

     A list of stockholders entitled to vote will be available for inspection by interested stockholders at the offices of Herrick, Feinstein, 2 Park Avenue, New York, New York 10016, commencing on April 25, 1997.

                                        MARK A. BILAWSKY
                                        Vice President, General Counsel
                                        and Secretary

Princeton, New Jersey
April 1, 1997

YOUR VOTE IS IMPORTANT. EVEN IF IT IS YOUR DESIRE TO ABSTAIN, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

                           CHURCH & DWIGHT CO., INC.
          469 North Harrison Street, Princeton, New Jersey 08543-5297

                                                                   April 1, 1997

                                Proxy Statement

PROXIES AND VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Church & Dwight Co., Inc. (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 8, 1997.

     The securities entitled to vote at the meeting consist of the Company's Common Stock. Each stockholder of record at the close of business on March 10, 1997, is entitled to vote in accordance with the amendment to the Company's Restated Certificate of Incorporation which was adopted by the stockholders and became effective on February 19, 1986. At the Annual Meeting each share of stock beneficially owned by the same person for a period of 48 consecutive months preceding March 10, 1997, will be entitled to four votes per share. All other shares will be entitled to one vote per share. The discussion on page 28 of this Proxy Statement outlines the procedures for determining when changes in beneficial ownership are deemed to occur. The number of shares outstanding at the close of business on March 10, 1997, was 19,505,259.

     At the Annual Meeting of Stockholders held on May 9, 1996, as reported in the Certificate of Inspectors of Elections, the number of shares of Company Common Stock entitled to vote at such meeting was 19,527,723 bearing 38,564,373 votes. Of such shares 6,345,550 were entitled to four votes per share and 13,182,173 were entitled to one vote per share.

     Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. Any proxy which is not revoked will be voted at the meeting and all proxies will be voted, if no contrary instruction is indicated on the proxy, FOR the election of the nominees described herein, FOR approval of the appointment of Deloitte & Touche as independent auditors, AGAINST the stockholder proposed resolution relating to the election of Directors annually and not by class, and AGAINST the stockholder proposed resolution requesting a specific program to diversify the members of the Board of Directors.

     The presence, in person or by proxy, of the holders of such number of shares of Company Common Stock as are entitled to cast a majority of the votes, at the meeting, constitutes a quorum. Proxies submitted with the votes withheld for the election of Directors or abstentions with regard to proposals 2, 3 and 4 and broker non-votes are included in determining whether or not a quorum is present. Votes will be tabulated by the Company's transfer agent. Directors are elected by a plurality of the votes cast at the meeting. "Plurality" means that the nominees who receive the largest number of votes cast are elected as Directors up to the maximum number of Directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of Directors except to the extent the failure to vote for a nominee results in another nominee receiving a larger number of votes. The approval of proposals 2, 3 and 4 requires the affirmative vote of such number of shares as are entitled to cast a majority of the votes present in person or by proxy at the meeting. Abstentions are counted as non-affirmative votes on proposals 2, 3 and 4, whereas broker non-votes are not counted in tabulating the votes thereon.

     Solicitation of proxies is being made by management on behalf of the Board of Directors through the mail, in person, and by telephone through its employees who will not be additionally compensated. The cost thereof will be borne by the Company. The Company has retained D.F. King & Co., Inc., to aid in the solicitation of proxies for a fee estimated not to exceed $5,000 plus out-of-pocket expenses. The Company will also reimburse brokerage houses and others for forwarding proxy material to beneficial owners.

ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes with the Directors in each class serving for a term of three years. At the 1997 Annual Meeting of Stockholders, four Directors will be elected to serve until the 2000 Annual Meeting. Such Directors will serve until their successors are elected and qualified. All nominees are members of the present Board.

     It is not anticipated that any of the nominees will become unavailable for any reason, but if that should occur before the Annual Meeting, the persons named in the form of proxy reserve the right to substitute another of their choice as nominee in his/her place or to vote for such lesser number of Directors as may be prescribed by the Board of Directors in accordance with the Company's Restated Certificate of Incorporation and By-Laws.

     Information concerning the nominees and the continuing members of the Board of Directors is set out below:

                      STANDING FOR ELECTION -- MAY 8, 1997

TERM EXPIRES IN 1997

                   ROBERT A. DAVIES, III
[PHOTO]            Mr. Davies, 61, is the President and Chief Executive Officer of the Company
                   and a member of the Board of Directors, positions he has held since October
                       1, 1995. From January 26, 1995 to October 1, 1995 he was the President
                       of the Arm & Hammer Division. During the period 1985 to 1990 he served as President & Chief Executive Officer and a member of the Board of
                       Directors of California Home Brands, Inc. He currently serves as a member of the Board of DSLT, Inc., previously Diamond Crystal Salt,
                       Inc. He is a member of the Executive Committee of the Board.

                   JOHN D. LEGGETT, III, PH.D.
[PHOTO]            Mr. Leggett, 55, is President of Sensor Instruments Co., Inc., a company formed by him in 1985, which is involved in the design, manufacture and marketing of environmental sensing instrumentation. He has been a
                       Director of the Company since 1979 and currently is a member of the
                       Executive, Audit and Compensation & Organization Committees of the
                       Board.
                   ROBERT A. MCCABE
[PHOTO]            Mr. McCabe, 62, is President of Pilot Capital Corporation, whose business is providing equity financing for private companies. He is a member of the
                       Board of Directors of Borg-Warner Security Corporation, Thermo Optek,
                       Thermo Electron Corporation, and The Atlantic Bank. Mr. McCabe is a
                       Trustee of the American School of Classical Studies at Athens, the
                       Thera Foundation, Athens College, the Whitehead Institute for
                       Biomedical Research, and the French Library in Boston. Mr. McCabe has
                       been a Director of the Company since 1987. He is a member of the
                       Executive Committee of the Board.
                   JARVIS J. SLADE
[PHOTO]            Mr. Slade, 71, is a partner in Hampton Capital Company, a merchant banking firm. Mr. Slade is Chairman of the Board of MCRB Service Bureau Corp., and
                       a member of the Board of Directors of PrimeEnergy Corporation, ICN
                       Corp. and Lexington Management Group. Mr. Slade has been a Director of the Company since 1970. He currently serves as Chairman of the Audit
                       Committee and is a member of the Executive Committee of the Board.

                              CONTINUING DIRECTORS

TERM EXPIRES IN 1998

                   ROBERT H. BEEBY
[PHOTO]            Mr. Beeby, 65, retired in 1991 as President and Chief Executive Officer of
                   Frito-Lay, Inc., the nation's largest manufacturer of snack food. Prior to that, he served as President and Chief Executive Officer of Pepsi-Cola
                       International. He currently serves as a member of the Board of
                       Directors of the Columbia Gas System, Inc., Applied Extrusion
                       Technologies, Inc. and A.C. Nielsen Co. He became a member of the Board in 1992. He is a member of the Compensation & Organization Committee of the Board.

                   J. RICHARD LEAMAN, JR.
[PHOTO]            Mr. Leaman, 62, retired in May 1995 as President, Chief Executive Officer of S. D. Warren Company, a producer of coated printing and publishing papers. He retired as Vice Chairman of Scott Paper Company on January
                       1, 1995, a position he held since April 1991. Mr. Leaman is on the
                       Board of Directors of Pep Boys, S. D. Warren Company and Ranpak Corp.
                       He also serves as Vice Chairman of the Executive Committee and on the
                       Board of Trustees of Widener University. In addition he is a member of
                       The Conference Board's Council on Global Business Management and a
                       member of the Dartmouth Alumni Council. Mr. Leaman has been a Director of the Company since 1985. He is a member of the Audit Committee of the
                       Board.
                   DWIGHT C. MINTON
[PHOTO]            Mr. Minton, 62, is Chairman of the Board of the Company. On October 1, 1995
                   he retired as Chief Executive Officer, a position he held since 1968, and
                       President. He currently serves as a Director of the Crane Co., Medusa
                       Corporation and First Brands Corporation. He has been a Director of the
                       Company since 1965 and serves as Chairman of the Directors' Stock
                       Option Plan, Executive and Loan Committees of the Board.
                   JOHN O. WHITNEY
[PHOTO]            Mr. Whitney, 68, is a Professor and Executive Director, the Deming Center
                   for Quality Management at Columbia Business School. He currently serves as a member of the Board of Directors of the Turner Corporation and
                       Atchison Castings, Inc. He also serves as Advisory Director of
                       Newsbank. He became a member of the Board in October 1992. He is a member of the Compensation & Organization Committee of the Board.

TERM EXPIRES IN 1999

                   CYRIL C. BALDWIN, JR.
[PHOTO]            Mr. Baldwin, 69, is Chairman of the Board of Cambrex Corporation, a
                   specialty chemicals company. He currently serves as a Director of
                       Congoleum, Inc. He became a Director of the Company in 1983. He is a member of the Executive and Compensation & Organization Committees and
                       the Committee on Directors of the Board.

                   WILLIAM R. BECKLEAN
[PHOTO]            Mr. Becklean, 60, is Senior Vice President of Tucker Anthony, Inc., a
                   full-service regional brokerage and investment banking firm. He previously served as Vice President of Kidder, Peabody & Co., Inc. He became a
                       Director of the Company in 1980. Mr. Becklean is a member of the Audit
                       Committee of the Board.
                   ROSINA B. DIXON, M.D.
[PHOTO]            Dr. Dixon, 54, has been a consultant to the pharmaceutical industry since
                   1986. She is a Director of Cambrex Corporation and Enzon, Inc. She became a
                       Director of the Company in 1979, currently serves as Chairman of the
                       Compensation & Organization Committee of the Board and is a member of the Committee on Directors and the Executive Committee of the Board.
                   DEAN P. PHYPERS
[PHOTO]            Mr. Phypers, 68, retired in 1987 as Senior Vice President and Director of
                   International Business Machines Corporation, a leading manufacturer of information systems. He currently serves as a Director of American
                       International Group, Bethlehem Steel Corporation and Cambrex
                       Corporation. He has been a Director of the Company since 1974. He serves as Chairman of the Committee on Directors and is a member of the
                       Executive Committee of the Board.

     Unless otherwise stated, each Director has served in the principal business indicated above for the past five or more years.

THE BOARD OF DIRECTORS

     During 1996 there were six meetings of the Board of Directors. All Directors attended at least seventy-five percent of the total number of meetings held.

     The Company has an Audit Committee and a Compensation & Organization Committee, but does not have a Nominating Committee. The typical duties of a Nominating Committee, the screening and selection of candidates to fill vacancies on the Board of Directors, are the responsibility of the Committee on Directors.

     AUDIT COMMITTEE. The Audit Committee met three times during 1996. The Committee's functions include recommending to the Board of Directors the engagement and discharge of the independent auditors, reviewing the independence of the auditors, considering the range of audit and non-audit services and fees, and reviewing the adequacy of the Company's system of internal accounting controls.

     COMPENSATION & ORGANIZATION COMMITTEE. The Compensation & Organization Committee met three times during 1996. All the members of the Committee are non-employee Directors and are ineligible to participate in any plans or programs which are administered by the Committee. The functions performed by the Committee include: consideration, including competitiveness, and design of the

Company's compensation plans; review and approval of Executive Officer compensation; and administration of the Company's compensation plans.

     COMMITTEE ON DIRECTORS. The Committee on Directors was established in November 1994. The members of the Committee met twice during 1996. The functions of the Committee include, among other things, the selection, evaluation and consideration of candidates for nomination to the Board; and the monitoring and evaluation of overall Board performance.

EXECUTIVE OFFICERS OF THE COMPANY

     Listed below are the names, ages and positions held with the Company (as of March 10, 1997) by each Executive Officer.

             NAME                 AGE                            POSITION
------------------------------  --------   ----------------------------------------------------
Robert A. Davies, III.........     61(1)   President and Chief Executive Officer
Raymond L. Bendure, Ph.D......     53(1)   Vice President Research and Development
Mark A. Bilawsky..............     49(1)   Vice President, General Counsel and Secretary
Mark G. Conish................     44(1)   Vice President Manufacturing and Distribution
Zvi Eiref.....................     58(1)   Vice President Finance and Chief Financial Officer
Dennis M. Moore...............     46(1)   Vice President Corporate Business Development
Leo T. Belill.................     56(2)   Vice President Specialty Products Division
James P. Crilly...............     54(2)   Senior Vice President Arm & Hammer Division
Alfred H. Falter..............     47(2)   Vice President Corporate Purchasing
W. Patrick Fiedler............     48(2)   Vice President Marketing
Gary P. Halker................     46(2)   Vice President, Controller and Chief Information
                                           Officer
Henry Kornhauser..............     64(2)   Vice President - Advertising
Larry B. Koslow...............     45(2)   Vice President Marketing Personal Care
Ronald D. Munson..............     54(2)   Vice President International Operations
Joyce F. Srednicki............     52(2)   Vice President Marketing Household Products

---------------
 (1) Executive Officers serving for such term as the Board of Directors shall determine.

 (2) Executive Officers serving for such term as determined by and at the discretion of the Chief Executive Officer.

     Mr. Davies was elected President and Chief Executive Officer on October 1, 1995. Since January 26, 1995 he had served as President of the Arm & Hammer Division. From 1985 to 1990 he served as President & Chief Executive Officer and a member of the Board of Directors of California Home Brands, Inc. He is a member of the Board of DSLT, Inc., previously Diamond Crystal Salt, Inc.

     Mr. Bendure joined the Company on November 1, 1995 as Vice President Research and Development. From 1988 to 1993 Mr. Bendure was employed by Colgate Palmolive Co. as World Wide Director, Corporate Technology. From 1993 to 1995 Mr. Bendure was Senior Vice President, Optical Research & Development for Allergan.

     Mr. Bilawsky joined the Company in 1976 and in 1979 he became Associate General Counsel and Tax Counsel. In 1989 he was elected Vice President, General Counsel and Secretary of the Company.

     Mr. Conish was appointed Vice President Manufacturing and Engineering on April 19, 1993 and on November 1, 1994 he became Vice President Manufacturing and Distribution. For the previous nineteen years he served in various management positions, the most recent being Senior Director, Manufacturing/Engineering.

     Mr. Eiref rejoined the Company on November 1, 1995 as Vice President Finance and Chief Financial Officer, a position he held with the Company from 1979 to 1988. From 1988 to 1995 Mr. Eiref was employed by Chanel, Inc. as Senior Vice President Finance.

     Mr. Moore joined the Company in 1980 and in 1984 was elected Vice President Human Resources. In May 1989 Mr. Moore became Vice President of Administration and on July 24, 1996 he became Vice President Corporate Business Development.

     Mr. Belill was appointed Vice President and General Manager Basic Products Group in August 1989. In April 1991, Mr. Belill became Vice President Specialty Products Division and in June 1996 he was appointed acting General Manager of the Specialty Products Division filling a vacancy created upon the resignation of the President, Specialty Products Division. Since joining the Company in 1986 he has held various General Manager and Vice President positions within the Specialty Products Division.

     Mr. Crilly rejoined the Company on February 2, 1995 as Vice President Sales Arm & Hammer Division, a position he held with the Company from 1980 to 1984. On February 28, 1997 Mr. Crilly became Senior Vice President Arm & Hammer Division. From 1984 to 1990, Mr. Crilly was retained by California Home Brands as Vice President Sales and Marketing. From 1990 to 1994 he was a partner in California Calamari & Gold Coast Fisheries, Inc.

     Mr. Falter joined the Company in 1979 as Plant Controller and served in various managerial positions until March 1988 when he became Director, Corporate Purchasing. On December 16, 1995 Mr. Falter was appointed Vice President Corporate Purchasing.

     Mr. Fiedler was appointed Vice President Marketing on October 16, 1995. In 1994 Mr. Fiedler was appointed President of Armand Products Company, a partnership in which the Company owns a fifty percent interest, after having previously served as Vice President/General Manager. Prior to that Mr. Fiedler was employed by Occidental Chemical Corporation in various managerial positions.

     Mr. Halker joined the Company in 1977 and in 1984 was appointed Controller of the Company. On March 8, 1993, Mr. Halker became Chief Information Officer and on August 30, 1994 he became Vice President and Chief Information Officer. On August 11, 1995 he became Vice President, Controller and Chief Information Officer.

     Mr. Kornhauser joined the Company on January 7, 1997 as Vice
President - Advertising. Prior to that Mr. Kornhauser was Chairman of the Board for Partners & Shevack, a company in which he was a principal. Prior to this he served as President of C.T. Clyne until 1980 when he became the Chairman and Chief Executive Officer of his own company, Kornhauser & Calene. In 1989 Kornhauser & Calene merged with Partners & Shevack.

     Mr. Koslow joined the Company on November 20, 1995 as Vice President Marketing Personal Care. For the five years previous Mr. Koslow was employed by Sterling Winthrop Inc. as Vice President Marketing - Sterling Health Canada and Category Director, Analgesics - Sterling Health USA.

     Mr. Munson joined the Company in 1983 as Director of Marketing, Chemicals Division and has served in various managerial positions in sales and marketing prior to being appointed Vice President and General Manager Performance Products Group in July 1989. In July 1991 he became Vice President International Operations.

     Ms. Srednicki was appointed Vice President Marketing Household Products on October 1, 1995 and has served in various positions in sales and marketing since 1975. The most recent being Director Marketing Laundry Products, Director Sales Planning & Development and Director Trade Marketing.

SECURITY OWNERSHIP

     The following persons were known to the Company to be beneficial owners as of January 1, 1997, of more than five percent of the Company's Common Stock. The table is based on reports filed by such persons with the Securities and Exchange Commission and on other information available to the Company.

                                                      AMOUNT AND NATURE OF
                                                      BENEFICIAL OWNERSHIP
                   NAME AND ADDRESS                  -----------------------       PERCENT
                  OF BENEFICIAL OWNER                 SHARES         VOTES       OF CLASS(1)
    -----------------------------------------------  ---------     ---------     -----------
    The Chase Manhattan Bank.......................  1,495,252(2)  1,495,252         7.67
      270 Park Avenue
      New York, New York 10017

    Gabelli Funds, Inc.............................  2,045,100(3)  2,484,300        10.48
      One Corporate Center
      Rye, New York 10580-1434

     Information, as supplied to the Company by Executive Officers and Directors, with respect to the beneficial ownership of Company Common Stock by each Director, each named Executive Officer, and by all Executive Officers and Directors as a group, as of March 10, 1997, is set forth in the table on page 9. Unless otherwise noted in the footnotes following the table, each individual had sole voting and investment power over the shares of Company Common Stock shown as beneficially owned.

                                  AMOUNT AND NATURE OF          STOCK         DEFERRED
                                  BENEFICIAL OWNERSHIP       OPTION PLAN    COMPENSATION
                                -------------------------   FOR DIRECTORS      PLANS         PERCENT
             NAME                SHARES           VOTES      (SHARES)(4)    (SHARES)(5)    OF CLASS(1)
------------------------------  ---------       ---------   -------------   ------------   -----------
Cyril C. Baldwin, Jr. ........     13,216(4)       47,236        6,000             --            --
William R. Becklean...........     12,147(4)       38,103        6,000             --            --
Robert H. Beeby...............      9,327(4)       27,327        5,000             --            --
Robert A. Davies, III.........     25,869(6)       29,958           --         20,129            --
Rosina B. Dixon, M.D. ........     29,561(4)(7)   115,031        6,000         10,803            --
J. Richard Leaman, Jr. .......      9,840(4)       36,360        6,000          1,327            --
John D. Leggett, III,
  Ph.D. ......................    331,450(4)(8) 1,320,454        6,000             --          1.70
Robert A. McCabe..............     14,412(4)       50,832        6,000             --            --
Dwight C. Minton..............    438,318(9)    1,678,638           --             --          2.22
Dean P. Phypers...............     13,240(4)       49,960        6,000          1,501            --
Jarvis J. Slade...............     14,792(4)       56,168        6,000         10,142            --
John O. Whitney...............      8,000(4)       26,000        5,000          4,675            --
Raymond L. Bendure............      1,481(10)       2,400           --            602            --
James P. Crilly...............     15,751(11)      18,004           --             --            --
Zvi Eiref.....................    105,084(12)     420,336           --          1,126
Dennis M. Moore...............     37,809(13)     101,736           --         12,699            --
All Executive Officers and
  Directors as a group........  1,265,829(4)(14) 4,670,356      58,000         63,895          6.37

---------------
 (1) Based solely on the number of outstanding shares; does not take into account disparities from pro rata voting rights which may arise due to the fact that some shares are entitled to four votes per share and some shares are entitled to one vote per share. Percentage is shown only if greater than one percent of the class.

 (2) The Chase Manhattan Bank reported sole voting power over 620,800 shares, and sole investment power over 462,000 shares, shared voting power over 132,902 shares and shared investment power over 1,033,252 shares.

 (3) Pursuant to Schedule 13D (Amendment No. 5), dated June 18, 1996, filed with the Securities and Exchange Commission on behalf of Mr. Gabelli and certain affiliates, Gabelli Funds, Inc. and GAMCO Investors, Inc. In such Schedule 13D, Mr. Gabelli reported no investment or voting power over such shares; Gabelli Funds, Inc. reported sole investment and voting power over 368,000 shares, GAMCO Investors, Inc. reported sole investment power over 1,591,600 shares and sole voting power over 1,674,600 shares and Gabelli Asset Management Company International Advisory Services Ltd. reported sole investment and voting power over 2,500 shares.

 (4) Includes all shares of Company Common Stock which each Director has rights to purchase, or will have such rights within sixty (60) days from March 10, 1997, under the Stock Option Plan for Directors (see discussion on page
     12).

 (5) Includes all "shares" of Company Common Stock held by each Director in the Deferred Compensation Plan for Directors (see discussion on page 11) and each Officer held in the Deferred Compensation Plan for Officers (see discussion on page 21). These "shares" are not beneficially owned and are not shown as such in the table.

 (6) Includes Mr. Davies' interest in 2,306 shares under the Company's Employee Stock Purchase Plan and 1,363 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants).

 (7) Includes 4,500 shares held by a trust of which Dr. Dixon, a Director, serves as co-trustee. Dr. Dixon holds shared voting power over such shares. Includes 1,071 shares owned by a child of Dr. Dixon, as to which shares she disclaims any beneficial interest.

 (8) Includes 212,505 shares held by three trusts of which Mr. Leggett serves as co-trustee.

 (9) Includes 50,570 shares beneficially owned by Mr. Minton as trustee or custodian. Includes 50,000 shares owned by Mr. Minton's wife and 81,140 shares owned by his daughters, as to which shares he disclaims any beneficial interest. Includes Mr. Minton's interest in 10,068 shares under the Company's Employee Stock Purchase Plan and 188,832 shares which Mr. Minton has rights to purchase under the 1983 Stock Option Plan. Includes Mr. Minton's interest in 22,436 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants).

(10) Includes Mr. Bendure's interest in 305 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants).

(11) Includes Mr. Crilly's interest in 697 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants).

(12) Includes Mr. Eiref's interest in 4,374 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants).

(13) Includes Mr. Moore's interest in 1,409 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants) and 35,400 shares which Mr. Moore has rights to purchase under the 1983 Stock Option Plan.

(14) Includes interest of Executive Officers in 62,845 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants). Includes interest of Executive Officers in 24,205 shares under the Company's Employee Stock Purchase Plan and 371,932 shares which Executive Officers and Directors have rights to purchase under the 1983 Stock Option Plan and the Stock Option Plan for Directors.

COMPENSATION OF DIRECTORS

     Directors, who are not employees of the Company, were paid an annual retainer of $16,000 in 1996. In addition, non-employee Directors were paid $1,000 for each Board meeting attended. Each non-employee Director who was Chairman of either the Audit, Compensation & Organization, or the Committee on Directors, was paid $1,600 for each committee meeting attended and all other non-employee Directors were paid $800 for each committee meeting attended. Non-employee Directors receive no other compensation from the Company and do not participate in any of the Company's compensation plans except as described below. The compensation of each non-employee Director for 1996 did not exceed $39,000.

     In 1996 the Company engaged the services of Dr. Dixon as a consultant and paid fees to her in connection with such services of approximately $13,000. The consulting services provided were unrelated to her services as a Director.

     Compensation earned by each Director may be deferred, at the discretion of such Director, pursuant to the Deferred Compensation Plan for Directors until such time as the Director ceases to be a Director for any reason. Compensation deferred in this manner shall be recorded in a ledger account and shall be deemed to be invested in Company Common Stock for purposes of determining earnings and losses in such ledger account. Actual shares of Company Common Stock will not be held in such account and as such, each participating Director shall have no voting or investment rights for such "shares." Certain Directors have elected to defer compensation as described herein and as of December 31, 1996, the number of "shares" represented by amounts held in their ledger accounts are as set forth in the Security Ownership table on page 9.

     Mr. Dwight C. Minton, Chairman of the Board, retired as Chief Executive Officer and President of the Company on October 1, 1995. Effective on such date the Company retained the services of Mr. Minton as a consultant. The term of such consulting arrangement shall continue for the life of Mr. Minton at a rate of $250,000 per annum until December 31, 1997 and $100,000 per annum thereafter. In addition, the Company has agreed to continue Mr. Minton's medical benefits and provide office space and administrative support during the term of the consulting agreement. The Company has further agreed that outstanding stock options granted to Mr. Minton shall not expire upon his termination of employment with the Company. Mr. Minton's right to exercise such stock options shall continue for the ten-year period commencing on the grant dates. Mr. Minton shall receive no other fees relating to his service as Chairman and shall not be eligible to participate in the Compensation Plan for Directors.

     COMPENSATION PLAN FOR DIRECTORS. The Board of Directors of the Company adopted, on December 13, 1995, the Compensation Plan for Directors (the "Plan") which was approved by the stockholders at the May 9, 1996 Annual Meeting and became effective January 1, 1996.

     The Plan provides for the payment of Director's compensation in the form of Company Common Stock at the end of each calendar year in the year in which such compensation was earned. On the first stock trading day in January the fees to be paid to each Director for the calendar year (see Compensation of Directors discussion on page 10), shall be converted into shares of Company Common Stock, rounded up to the nearest whole share. For example, if a Director is to receive $16,000 for the annual retainer and $1,000 for each Board Meeting attended and the closing price of Company Common Stock on the first trading day in January is $19.375 per share, then the fees, calculated in terms of shares of Company Common Stock, would be 825.8 shares, rounded to 826 shares, for the annual retainer, and 51.6 shares, rounded to 52 shares, for each meeting attended.

     On the first stock trading day following the Company's regularly scheduled Board Meeting in December the compensation earned by each Director, in shares of Company Common Stock, shall be converted into dollars using the closing price of Company Common Stock on such day. Each Participant may elect to receive up to fifty percent of such redetermined compensation in cash, the remainder to be paid in the form of Company Common Stock. The Company Common Stock to be issued and cash compensation to be paid by December 31 of such year.

     STOCK OPTION PLAN FOR DIRECTORS. The Board of Directors of the Company adopted, on February 27, 1991, the Stock Option Plan for Directors (the "Plan"), which was approved by the stockholders at the May 9, 1991 Annual Meeting and became effective January 1, 1991. Stock Options are granted to all non-employee Directors of the Company (the "Participant").

     The Plan authorizes the granting of options to purchase shares of Company Common Stock (the "Stock") at the fair market value on the date of grant. The maximum term during which these options may be exercised is ten years, subject to a three-year vesting period. The options shall be exercised only by the Participant during his/her lifetime and only transferred by will or the laws of descent and distribution.

     Participants shall be granted an option to purchase 2,000 shares of Stock each year on the date on which the Company holds its Annual Meeting during the term of the Plan, except that a Participant's initial option grant shall be 3,000 shares of Stock.

     The total number of shares that may be issued pursuant to options under the Plan cannot exceed 500,000 shares of Stock (adjusted for stock splits, stock dividends and the like).

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning annual compensation paid or accrued by the Company during the fiscal years ended December 31, 1994, 1995 and 1996 to, or for, the Chief Executive Officer, and each of the next four highest paid Executive Officers of the Company, whose total annual salary and bonus exceeded $100,000 as of December 31, 1996.

SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                              --------------------
                                          ANNUAL COMPENSATION
                                 -------------------------------------         AWARDS
                                                          OTHER ANNUAL        --------      LTIP       ALL OTHER
   NAME AND PRINCIPAL                                     COMPENSATION        OPTIONS     --------    COMPENSATION
        POSITION         YEAR     SALARY     BONUS(1)         (2)             (SHARES)    PAY-OUTS     (3)(4)(5)
------------------------ ----    --------    ---------    ------------        --------    --------    ------------
ROBERT A. DAVIES, III    1996    $350,000    $ 192,500     $   22,052          86,200           --      $ 55,670
President and            1995     292,426      182,900         27,815          40,000           --        20,471
Chief Executive Officer  1994          --           --             --              --           --            --
RAYMOND L. BENDURE       1996     175,000       68,000         16,379(6)       24,800           --        18,750
Vice President Research  1995      40,234           --          4,621          10,000           --         6,777
and Development          1994          --           --             --              --           --            --
JAMES P. CRILLY          1996     165,000       74,500          3,145          20,300           --        20,810
Senior Vice President    1995     156,118       59,600          3,025          10,000           --         5,778
Arm & Hammer Division    1994          --           --             --              --           --            --
ZVI EIREF                1996     210,000       94,500          7,654          33,800           --        27,239
Vice President Finance   1995      43,750           --             87          10,000           --         1,050
and Chief Financial
  Officer                1994          --           --             --              --           --            --
DENNIS M. MOORE          1996     189,000       85,000         20,609(7)       28,700           --        28,923
Vice President Corporate 1995     187,688       95,300        236,759(7)(8)(9)     --           --        22,711
Business Development     1994     184,441          -0-         53,154(7)(9)    30,000           --        12,111

---------------

 (1) Represents incentive compensation paid or deferred under the Company's Annual Incentive Compensation Plan as discussed on page 18.

 (2) Includes premiums paid for long-term disability insurance, liability insurance and medical reimbursement plans. Total premiums paid on behalf of named individuals were as follows for 1996, 1995 and 1994, respectively:
     R.A. Davies, III $22,052, $27,815, -- ; R.L. Bendure $11,136, $4,621, -- ;
     J.P. Crilly $3,145, $3,025, -- ; Z. Eiref $7,654, $87, -- ; D.M. Moore
     $8,921, $14,684, $10,767.

 (3) Includes Company contributions, vested and unvested, under the Company's Investment Savings Plan and Profit Sharing Plan. Total contributions on behalf of named individuals were as follows for 1996, 1995 and 1994, respectively: R.A. Davies, III $18,000, $4,500, -- ; R.L. Bendure $18,000, $1,094, -- ; J.P. Crilly $18,000, $3,906, -- ; Z. Eiref $18,000, $750, -- ;
     D.M. Moore $17,969, $13,456, $4,500.

 (4) Includes compensation deferred pursuant to a deferred compensation agreement with the Company, providing certain plan contributions above Internal Revenue Code limits. Such amounts are not deferred at the request of the individual or the Company. Total compensation deferred on behalf of named individuals was as follows for 1996, 1995 and 1994, respectively:
     R.A. Davies, III $22,301, $4,200, -- ; R.L. Bendure $750, -- , -- ; J.P.
     Crilly $1,197, $394, -- ; Z. Eiref $1,800, $300, -- ; D.M. Moore $5,003,
     $3,846, $1,033.

 (5) Includes premiums paid for life insurance plans. Total premiums paid on behalf of named individuals were as follows for 1996, 1995 and 1994, respectively: R.A. Davies, III $15,369, $11,771, -- ; R.L. Bendure, -- , $5,683, -- ; J.P. Crilly $1,613, $1,478, --; Z. Eiref $7,439, --, -- ; D.M.
     Moore $5,951, $5,409, $6,578.

 (6) Includes relocation expense reimbursement in the amount of $5,243 paid to Mr. Bendure in connection with his commencement of employment.

 (7) Includes $10,000 of loan forgiveness in each of 1996, 1995 and 1994 in connection with a program to encourage employees to relocate to Princeton, New Jersey. Such program was generally available to all employees.

 (8) Includes loan forgiveness and income tax indemnity in connection with the termination of the Executive Stock Purchase Plan as discussed on page 20. Total amount paid on behalf of named individuals in 1995 was as follows:
     D.M. Moore $165,409.

 (9) Includes interest paid by the Company in accordance with the Executive Stock Purchase Plan as discussed on page 20. Total interest paid on behalf of named individuals was as follows for 1995 and 1994, respectively: D.M. Moore $44,978, $32,387.

     The following table sets forth information with respect to grants of stock options for the Executive Officers named in the Summary Compensation Table during 1996 pursuant to the 1983 Stock Option Plan(1). Also shown are hypothetical gains for each option based on assumed rates of annual compound stock price appreciation of five percent and ten percent from the date the options were granted over the full option term.

OPTION GRANTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996

                                                                            POTENTIAL REALIZABLE
                                        INDIVIDUAL GRANTS                           VALUE
                          ---------------------------------------------    AT ASSUMED ANNUAL RATES
                                     % OF TOTAL                                OF STOCK PRICE
                                      OPTIONS                              APPRECIATION FOR OPTION
                                     GRANTED TO    EXERCISE                  TERM (10 YEARS)(2)
                          OPTIONS   EMPLOYEES IN     PRICE     EXPIRATION -------------------------
          NAME            GRANTED   FISCAL YEAR    ($/SHARE)     DATE     5% ANNUAL      10% ANNUAL
------------------------  -------   ------------   ---------   --------   ----------     ----------
Robert A. Davies, III...   44,100        5.27       $20.625     4/24/06   $1,482,587     $2,355,767
                           42,100        5.03        21.625    11/01/06    1,483,972      2,357,968
Raymond L. Bendure......   12,700        1.52        20.625     4/24/06      426,958        678,418
                           12,100        1.45        21.625    11/01/06      426,510        677,706
James P. Crilly.........   10,400        1.24        20.625     4/24/06      349,635        555,555
                            9,900        1.18        21.625    11/01/06      348,963        554,487
Zvi Eiref...............   17,300        2.07        20.625     4/24/06      581,604        924,144
                           16,500        1.97        21.625    11/01/06      581,604        924,144
Dennis M. Moore.........   14,700        1.76        20.625     4/24/06      494,120        785,256
                           14,000        1.67        21.625    11/01/06      493,483        784,123

---------------
(1) Stock options, under the 1983 Stock Option Plan, are granted to management employees, including Executive Officers, giving optionees the right to purchase shares of Company Common Stock over a ten-year period, subject to a three-year vesting period, at the fair market value per share on the date of grant.

(2) These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company Common Stock and overall market conditions. There can be no assurances that the amounts reflected in this table will be achieved.

     The following table sets forth information for the Company's option plans with respect to stock option exercises by the Executive Officers named in the Summary Compensation Table during 1996, including the aggregate value of gains on the date of exercise. Also shown are the (i) number of shares covered by both exercisable and unexercisable stock options as of December 31, 1996, and (ii) values for in-the-money options which represent the spread between the exercise price of such stock options and the price of Company Common Stock as of December 31, 1996.

                AGGREGATED OPTION EXERCISES FOR THE FISCAL YEAR
                    ENDED DECEMBER 31, 1996 AND OPTION VALUE
                              AT DECEMBER 31, 1996

                                                       NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                             SHARES                           OPTIONS                IN-THE-MONEY OPTIONS
                           ACQUIRED ON    VALUE     ---------------------------   ---------------------------
          NAME              EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------  -----------   --------   -----------   -------------   -----------   -------------
Robert A. Davies, III....         --          --           --        126,200        $    --       $ 321,850
Raymond L. Bendure.......         --          --           --         34,800             --          71,200
James P. Crilly..........         --          --           --         30,300             --          82,025
Zvi Eiref................         --          --           --         43,800             --          84,550
Dennis M. Moore..........         --          --       35,400         58,700         17,050         152,125

                 COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN
        AMONG COMPANY, S&P 500 INDEX AND THE HOUSEHOLD PRODUCTS INDEX(1)




 Measurement Period                                      Household
(Fiscal Year Covered)      Company       S&P 500       Products Index
---------------------      -------       -------       --------------
1986                        39.68         48.94            37.13
1987                        42.61         51.51            42.84
1988                        37.43         60.07            46.13
1989                        60.91         79.10            72.23
1990                        58.25         76.65            85.84
1991                       100.00        100.00           100.00
1992                       105.96        107.62           112.03
1993                        97.27        118.46           124.68
1994                        63.19        120.03           135.32
1995                        66.40        165.13           189.42
1996                        83.84        203.05           244.28

                                                                 HOUSEHOLD
                                    COMPANY        S&P 500        PRODUCTS
                                    -------        -------       ---------


FIVE-YEAR AVERAGE ANNUAL RETURN      (3.5)           15.2           19.6
TEN-YEAR AVERAGE ANNUAL RETURN        7.8            15.3           20.7


(1) The Household Products Index consists of Clorox Company, Colgate Palmolive Co., Procter & Gamble and Kimberly Clark.

                  COMPENSATION & ORGANIZATION COMMITTEE REPORT

     The Company's executive compensation program is determined and administered by the Compensation & Organization Committee of the Board of Directors (the "Compensation Committee"), which is composed of Dr. Dixon (Chairman) and Messrs. Baldwin, Beeby, Leggett and Whitney, all of whom are non-employee Directors. The Compensation Committee is responsible for all compensation decisions regarding the Company's Executive Officers, subject to the approval of the non-employee members of the Board of Directors. Decisions relating to the Chief Executive Officer's compensation are subject to the approval of all the non-employee Directors.

COMPENSATION PHILOSOPHY

     The Company's Mission Statement calls for performance "in the top quarter of American businesses." In order to attain this objective, the Company believes that it must be able to attract, motivate and retain qualified people with the talent, skills and abilities to enable the Company to achieve such results. Accordingly, the Compensation Committee has established a compensation program that is competitive in the markets in which the Company competes for management talent.

     The executive compensation program is comprised of base salary, annual incentive compensation and long-term incentive compensation components. The level of total compensation for Executive Officers (including the Executive Officers named in the foregoing tables) is intended to be comparable to the level of total compensation paid to executives with comparable responsibilities in a peer group of companies identified by the Company, using external surveys, as being competitive for personnel with the Company. From such surveys compensation paid to executives is adjusted to reflect the relative size differences of the companies contained in the group. The peer group is intended to represent a sufficient sample size to enable the Company to get a true reading on executive compensation although it is not necessarily the same companies with which the Company would meaningfully compare its performance in the marketplace. The Compensation Committee generally seeks to maintain annual compensation (base salary and annual incentive compensation in the aggregate) and welfare benefits at an average level, perquisites at a lower than average level, and long-term incentive compensation at a higher than average level, as compared with similar types of compensation paid to executives in the peer group. It should be noted that the incentive compensation component of executive compensation tends to be more performance sensitive, both individual and Company performance, than the other compensation components. The Compensation Committee gives emphasis to long-term incentive compensation in the form of stock options, because such compensation places the Executive Officers of the Company in the same position as long-term stockholders. As a result, business decisions are improved and Executive Officers receive gains that are consistent with those realized by stockholders of the Company. While still within the guidelines discussed above, the Compensation Committee has, within the last few years, sought to adjust the mix of compensation by placing increased emphasis on the more variable, performance-based portion, such as incentive compensation and stock option grants, and less emphasis on the fixed portion, base salaries. Toward that end, the Compensation Committee has frozen base salaries for Executive Officers at the April 1, 1995 levels, increased the target level for incentive compensation by ten percent and advanced the grant of the annual stock option award from April 1997 to November 1996.

     The following is a discussion of each of the elements of the Company's executive compensation program, along with a discussion of actions taken by the Compensation Committee with respect to the Chief Executive Officer's compensation.

BASE SALARY

     Base salary for each Executive Officer is determined by comparing such Executive Officer's base salary to that of his/her counterparts in the Company's peer group as shown in the periodic external salary surveys described above. In addition the Compensation Committee may adjust the base salary of an Executive Officer in the event the Compensation Committee determines that such base salary
(i) does not adequately reflect the performance and accomplishments of such Executive Officer, (ii) is out of line in comparison with the base salary of other Executive Officers or (iii) is not consistent with the Compensation Committee's policy to attract, motivate and retain qualified Executive Officers. The factors used in the evaluation of the Executive Officer's performance, include such Executive Officer's level of responsibility and his/her contribution to the achievement of the Company's strategic operating objectives, which will include objectives specific to such individual Executive Officer.

     The base salaries paid to Executive Officers have not changed since April 1, 1995 reflecting the Compensation Committee's desire to place more emphasis on the variable components of compensation (see the discussion on Annual Incentive Compensation and Long-Term and Other Compensation).

     In comparison with the Company's peer group, base salaries paid to Executive Officers in 1996 were at the lower end of the median range of base salaries of such peer group.

ANNUAL INCENTIVE COMPENSATION

     Annual incentive compensation awards for Executive Officers are awarded under the Company's Incentive Compensation Plan and are based on both corporate and individual performance. The size of the aggregate incentive compensation pool, if any, from which individual annual bonuses are paid, is based on an amount of the Company's after-tax profits that may be payable as incentive compensation to participants assuming achievement of the Company's performance targets and average performance by individual participants. The aggregate incentive compensation award pool is either increased or decreased, depending on the percentage by which actual operating earnings per share exceeds or falls short of the target operating earnings per share approved by the Board of Directors for the relevant fiscal year. For each one percent that actual operating earnings per share exceeds the target operating earnings per share, the aggregate award pool is increased by two percent. Conversely, for each one percent that actual operating earnings per share is less than the target operating earnings per share, the aggregate award pool is decreased by four percent.

     After the amount of the aggregate award pool is determined using the foregoing method, each individual Executive Officer's annual incentive compensation is determined by the Compensation Committee using the applicable percentage of base salary for each such Executive Officer. The applicable percentage of base salary is determined in accordance with the Company's Incentive Compensation Plan and ranges from thirty-three to fifty-five percent depending on the position and level of the Executive Officer with the Company. The applicable percentage of base salary was increased by ten percent in 1996 to increase the target level of incentive compensation paid to each Executive Officer. This is consistent with the Compensation Committee's desire to place more weight on performance-based compensation such as incentive compensation and stock options. The individual bonuses can be higher or lower based on criteria evaluated by the Compensation Committee, including: (i) such Executive Officer's achievement (or contribution to the achievement by such Executive Officer's department or area of responsibility) of personal targets and objectives and (ii) the evaluations and recommendations of the Chief Executive Officer and Human Resources Department as to such Executive Officer's annual incentive compensation. The personal targets and objectives are the same as those described above used by the Compensation Committee in determining such Executive Officer's base salary.

     Additionally, the Compensation Committee may adjust the amount of the incentive compensation award pool and individual incentive compensation awards if, in any given year, unusual or nonrecurring factors affect the operating earnings of the Company in a manner which is not reflective of the actual performance of the Company or Executive Officers for such year.

     The Compensation Committee intends for the incentive compensation awards paid to Executive Officers to be competitive with those paid to comparable executive officers in the Company's peer group. In any particular year the incentive compensation level of each Executive Officer may be higher or lower than that of the peer group executives as a result of such Executive Officer's level of achievement of the specific performance-related goals.

     For 1996, in accordance with the terms of the Incentive Compensation Plan, the aggregate incentive compensation pool was not adjusted as operating earnings met target operating earnings. Additionally, in January 1997, the Compensation Committee reviewed each Executive Officer's performance for 1996 using the criteria discussed above and determined the incentive compensation to be awarded to each Executive Officer for the year. The incentive compensation awarded to each Executive Officer named in the foregoing tables is reflected in the Summary Compensation Table on page 12. In comparison with the Company's peer group, the incentive compensation awards paid to Executive Officers for 1996 were at the upper end of the median range of incentive compensation of such peer group. Base salaries and incentive compensation, in the aggregate, paid to Executive Officers in 1996 were at the median level in comparison with the Company's peer group.

LONG-TERM AND OTHER COMPENSATION

     In addition to the base salary and annual incentive compensation components of Executive Officers' compensation, the total compensation for Executive Officers includes a long-term incentive component in the form of stock options granted under the Company's 1983 Stock Option Plan. The Compensation Committee believes that stock ownership encourages management to enhance stockholder value. Stock option grants are intended to motivate and reward Executive Officers and other key management employees for improving the overall financial condition of the Company over a period of time. The 1983 Stock Option Plan is also intended to induce continued employment of key management employees with the Company and, by offering incentives comparable to those offered by the Company's peer group, to enable the Company to compete for, attract and retain skilled management personnel. The Company encourages participants in the plan to hold the shares of Company Common Stock received through the exercise of stock options so that the participants' interest will continue to be aligned with the long-term interests of the stockholders of the Company. The amount of options currently held by Executive Officers is not a factor in determining the amount of stock options to be granted under the Plan.

     Stock options granted to management employees, including Executive Officers, give optionees the right to purchase shares of Company Common Stock over a ten-year period subject to a three-year vesting period, at the fair market value per share on the date of grant. Generally, the number of options granted to an Executive Officer is based on a percentage of the Executive Officer's base salary, determined by the Compensation Committee considering the recommendations of the Human Resources Department, and the market price per share on the date of grant. The determination of such percentage of base salary takes into account the Executive Officer's responsibilities with the Company (i.e., more options are given to employees and executives in higher levels and positions). Options are generally granted on an annual basis to each Executive Officer, and the number of options granted is periodically evaluated to ensure that the Company maintains a compensation program for each Executive Officer in accordance with the Compensation Philosophy discussed on page 17. On April 24, 1996, stock options were granted to the Executive Officers using the foregoing criteria.

     Effective May 26, 1993, the Company adopted, and the Board of Directors approved, the Executive Stock Purchase Plan whereby certain Executive Officers would purchase shares of restricted Company Common Stock at the market price on the date of purchase. The objective of the Executive Stock Purchase Plan was, in part, to further align the interests of the plan participants with the long-term interests of stockholders. The Company has the right to repurchase such shares, at fair market value, in the event of such participant's retirement, death, or termination of employment. The transactions were financed by loans to each participant by a financial institution, which were guaranteed by the Company. In addition, the interest accruing on such loans is paid by the Company on behalf of each participant. Participants in the plan purchased 10,000 shares of restricted Company Common Stock at a price of $32.25 per share on May 26, 1993 and on May 25, 1994 an additional purchase of 10,000 shares of restricted Company Common Stock was made at a price of $22.625 per share. Each participant in the plan, with the exception of Mr. Moore, is either no longer employed by the Company or is no longer an Executive Officer named in the foregoing tables.

     On September 27, 1995 the Company acquired the loans entered into pursuant to the Executive Stock Purchase Plan, at face value, from the financial institution from which the original loans were obtained. Mr. Davies, upon his election as Chief Executive Officer and President, determined that given the financial circumstances presently facing the Company and each plan participant that the objective of the plan was no longer being met. Accordingly, effective on October 2, 1995 participants in the plan transferred 15,000 shares of Company Common Stock, acquired pursuant to the plan, to the Company at a price equal to the fair market value on the date of such transfer. The proceeds of such transaction were used to reduce the respective outstanding loan balance of each such participant. In addition, a portion of each loan balance was forgiven by the Company in an amount equal to the excess of the original purchase price over the fair market value of the stock on the date of such transfer. The Company has further agreed to indemnify each participant, on an after-tax basis, for the income tax impact of the loan forgiveness. The remaining loan balances were satisfied by each participant through personal funds or loans obtained by each participant from a financial institution. Such loans are guaranteed by the Company. Effective December 31, 1995 the Executive Stock Purchase Plan was terminated.

     Effective November 1, 1996, the Board of Directors, upon the recommendation of the Compensation Committee, and consistent with the Company's 1983 Stock Option Plan, increased the number of employees eligible to participate in the plan. The intent of this change was to broaden participation in the plan thereby providing additional employees with the benefits and incentives of common stock ownership in the Company. Also on such date, stock options were granted to all participants, including Executive Officers, in the plan. It is anticipated that as a result of this additional grant of options to employees, including Executive Officers, stock options will not be granted to employees in 1997. This additional grant of stock options in 1996 was intended to coincide with the announcement of broader participation in the plan and other changes in the Company's compensation program for salaried employees, and is consistent with the Compensation Committee's desire to place greater emphasis on performance-based compensation.

     The Compensation Committee has not adopted a policy regarding Section 162(m) of the Internal Revenue Code as amended by the Omnibus Budget Reconciliation Act, which provides in part for a $1 million annual limitation on the deduction by the Company of compensation paid to any Executive Officer for federal income tax purposes.

     The Internal Revenue Code of 1986, as amended, places maximum limitations on the amount of annual contributions which may be made to tax-qualified retirement plans. Accordingly, the Company has adopted a Deferred Compensation Plan for Officers under which contributions are made for the benefit of certain Executive Officers, in such amounts which are determined in accordance with such retirement plans but exceed these limitations. Effective December 1, 1995 the Company amended the Deferred Compensation to allow for the deferral of incentive compensation awards, in whole or in part, at the discretion of each Executive Officer.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee evaluates the performance of Mr. Davies, the Company's Chief Executive Officer, and determines the amount of total compensation to be paid to Mr. Davies, which is subject to approval of the non-employee members of the Company's Board of Directors.

     The Compensation Committee's bases for determining the total compensation for the Chief Executive Officer are substantially the same as discussed above with respect to the Company's Executive Officers. Generally, as with the other Executive Officers, the Compensation Committee seeks to maintain the Chief Executive Officer's base salary at a level competitive with chief executive officers of other companies in the Company's peer group, although the Chief Executive Officer's base salary and incentive compensation are more significantly affected by the Company's performance and individual performance in each year.

     Mr. Davies' compensation for 1996 was determined, in part, upon the ability of the Company to achieve its 1995 profit plan objective. The Compensation Committee also made a judgment as to the quality of the Company's earnings, as well as the overall health of the Company's businesses and the financial condition of the Company. Additionally, the Compensation Committee recognized the positive contribution that Mr. Davies has made as the Company has reversed the negative financial trend over the last few years.

     Mr. Davies' base salary for 1996 is below the median level with respect to the Company's peer group, reflecting the Compensation Committee's desire to place more emphasis on his performance-based compensation such as incentive compensation and stock options.

     In January 1997, the Compensation Committee reviewed the performance of Mr. Davies and determined that Mr. Davies had excelled in his performance for 1996 in that the Company met its target operating earnings, which were set at a level more than double the Company's operating earnings in 1995. In addition, the Compensation Committee concluded that Mr. Davies had significantly contributed to the turnaround process. Although the evaluation of Mr. Davies was excellent, at the request of Mr. Davies, his incentive compensation award was granted at the target level, or approximately fifty-five percent of Mr. Davies' base salary, reflecting the fact that the Company met, but did not exceed, its target operating earnings in 1996. Mr. Davies incentive compensation award in 1996 was at the median level in comparison with the Company's peer group.

     Consistent with other Executive Officers of the Company, Mr. Davies received two stock option grants in 1996. These option grants are reflected in the foregoing option grant table.

SUBMITTED BY THE COMPENSATION & ORGANIZATION COMMITTEE OF THE COMPANY'S BOARD OF
DIRECTORS:

Rosina B. Dixon, M.D., Chairman     John D. Leggett, III, Ph.D.
Cyril C. Baldwin, Jr.               John O. Whitney
Robert H. Beeby

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), the Company's Directors, its Executive Officers, and persons holding more than ten percent of the Company Common Stock are required to report their initial ownership of the Company's Common Stock and any changes in such ownership to the Securities and Exchange Commission and the New York Stock Exchange.

     Specific due dates for reports required under Section 16(a) have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during 1996. To the Company's knowledge, based on information furnished to the Company, all of these filing requirements were satisfied for 1996, except that (i) Mr. Raymond L. Bendure, Vice President, Research and Development, inadvertently filed one late report relating to one transaction in Company Common Stock,

(ii) Mr. Mark A. Bilawsky, Vice President, General Counsel and Secretary inadvertently filed one late report relating to two transactions in Company Common Stock and (iii) Mr. Dwight C. Minton, Chairman of the Board, inadvertently filed two late reports relating to fifteen transactions in Company Common Stock. All other reports for Messrs. Bendure, Bilawsky and Minton were filed timely.

                            APPOINTMENT OF AUDITORS

     Upon the recommendation of the Audit Committee of the Board of Directors, the Board appointed Deloitte & Touche as independent auditors for the Company to examine its consolidated financial statements for 1997, and requests that the stockholders approve such appointment. The Board of Directors may review its selection if the appointment is not approved by the stockholders. Deloitte & Touche has served as auditors of the Company since 1969.

     The Company has been informed that neither Deloitte & Touche, nor any member of the firm, has any relationship with the Company or its subsidiaries, other than that arising from such firm's employment as described above. A representative of Deloitte & Touche will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he desires to do so.

                        STOCKHOLDER PROPOSAL REQUESTING
              THE ELECTION OF DIRECTORS ANNUALLY AND NOT BY CLASS

     Mr. John J. Gilbert and Ms. Margaret R. Gilbert of 29 East 64th Street, New York, NY 10021-7043, and Ms. Bernadette Liberti of 598 Centre Avenue, Lindenhurst, NY 11757, the beneficial owners of 680 shares in the aggregate, have indicated that the following resolution will be introduced at the meeting:

          RESOLVED: That the stockholders of Church & Dwight Co., Inc., assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent election shall also be on an annual basis.

          REASONS: Continued support along the lines we suggest were shown at the last annual meeting when 11.8%, an increase over the previous year, or 3,745,805 votes, were cast in favor of this proposal (information regarding number of shareholders is unavailable).

     ARCO to its credit, voluntarily ended theirs stating that when a very high percentage (34.6%) desired it to be changed to an annual election it was reason enough for them to change it. Several other companies have also followed suit such as: Pacific Enterprises, Katy Industry, Hanover Direct and others. Also, a few years ago my resolution on the subject was withdrawn when the Westinghouse directors agreed to end their stagger system. At the Lockheed-Martin merger the stagger system was ended and also at a special meeting of First Commerce Corporation in 1995. Further, Allegheny Power System tried to put in a stagger system, as well as take away cumulative voting, and the stockholders defeated it, showing stockholders are interested in their rights.

     Because of the normal need to find new directors and because of environmental problems and the avalanche of derivative losses and many groups desiring to have directors who are qualified on the subjects, we think that ending the stagger system of electing directors is the answer. In addition, some recommendations have been made to carry out the CERES 10 points. The 11th, in our opinion, should be to end the stagger system of electing directors and to have cumulative voting.

     Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public stockholder meeting. Thanks to AXA, the comptrolling French insurance company not wanting it they now do not have a staggered board.

     Orange and Rockland Utility Company had a terrible time with the stagger system and its 80% clause to recall a director. The chairman was involved in a scandal effecting the company. Not having enough votes at the meeting to get rid of the chairman, the meeting had to be adjourned. Finally, at the adjourned meeting enough votes were counted to recall him.

     If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     Similar proposals were submitted to stockholders by Mr. Gilbert at the 1989, 1990, 1994, 1995 and 1996 Annual Meeting of Stockholders. In each instance the proposal was overwhelmingly rejected by stockholders. In 1996, 88.2% of the votes were cast against the proposal, including 2.8% abstentions.

     Article FIFTH of the Company's Certificate of Incorporation provides for the Board of Directors to be divided into three classes with the terms of each class expiring in successive years. This provision was submitted to stockholders at the 1980 Annual Meeting of Stockholders, and overwhelmingly approved by more than 97% of the votes cast.

     The Board of Directors continues to believe that electing Directors by classes is in the best interest of the Company's stockholders, since it helps to insure the continuity and stability of Company leadership and Board policy. Because only approximately one-third of the Directors are elected each year (barring death, resignation, or removal of Directors) under the classification system, at any given time more than a majority of the Directors will have been Directors of the Company for at least one year.

     In addition, the classification of the Board makes it more difficult for a stockholder to abruptly change the entire Board of Directors, without the support of the Directors who are in office. This improves the ability of the Board of Directors to act on behalf of the stockholders by encouraging those who might seek to acquire control of the Company, to engage in meaningful arm's-length negotiations with the Company's Board of Directors, to permit the Board of Directors to make informed decisions, after receiving and analyzing all relevant information with respect to any offer, and evaluate economic alternatives to obtain the best possible value for stockholders.

     For these reasons, the Board of Directors believes that the adoption of this proposal would not be in the best interest of stockholders and recommends a vote "AGAINST" this proposal.

     The affirmative vote of such number of shares as shall be entitled to cast a majority of the votes represented in person or proxy at the Annual Meeting is required for approval of this proposal.

STOCKHOLDER PROPOSAL TO DIVERSIFY THE MEMBERS OF THE BOARD OF DIRECTORS.

     The Sisters of Saint Ursula, of 139 South Mill Road, Rhinebeck, New York 12572, the beneficial owners of 2,000 shares, have indicated they will introduce the following resolution at the meeting:

PROCESS FOR SELECTING A HIGH-PERFORMANCE AND INCLUSIVE BOARD

     In 1994 the Investor Responsibility Research center reported inclusiveness for senior management and board levels at only 9% with Fortune 500 companies. The Glass Ceiling Commission reported that companies select from only half of the talent of our workforce through exclusion of women and minorities. If we are to be prepared for the 21st century, we must learn how to compete in an increasingly diverse global marketplace by selecting the best people regardless of race, gender or physical challenge. We believe the judgments and perspectives of a diverse board would improve the quality of corporate decision-making. The board is responsible for representing shareholder interests and a growing number of stockholders are now attaching value to board inclusiveness. We urge our corporation to enlarge its search for qualified board members.

     The Teachers Insurance and Annuity Association and College Retirement Equities Fund, the largest institutional investor in the United States, recently issued a set of corporate governance guidelines including a call for "diversity of directors by experience, sex, age, and race."

     Robert Campbell, CEO of Sun Oil, stated in The Wall Street Journal on August 12, 1996 that, "Often what a woman or minority person can bring to the board is some perspective a company has not had before -- adding some modern day reality to the deliberation process. Those perspectives are of great value, and often missing from an all white male gathering. They can also be inspirational to the company's diverse workforce."

     W.R. Grace's 1996 proxy states their Board "... recognizes that its composition should reflect the global nature of the Company's operations and the diversity of its workforce. The board also recognizes that it is in a unique position to "set the tone at the top" and to demonstrate its belief that diversity makes good business sense."

     THEREFORE BE IT RESOLVED: shareholders request that the Board of Directors prepare at reasonable expense, a report by September, 1997 on the process for selecting a high performance and inclusive board which will assist the shareholders and the company by including:

     1. A statement of policy publicly committing the company to board inclusiveness with the steps and timelines to accomplish this goal.

     2. A report informing the shareholders on the board candidacy process including:

        a. what role the CEO, top management and shareholders currently have in the determination of candidates

        b. criteria for board qualification

        c. the process for selecting the board committee members

        d. the process of selecting the board candidates

        e. what efforts are being used to consult minority and women executive search firms

        f. efforts to encourage diversified representation among our Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     Similar proposals were submitted to stockholders at the 1994, 1995 and 1996 Annual Meeting of Stockholders. In each instance the proposal was overwhelmingly rejected by stockholders. In 1996, 90.6% of the votes were cast against the proposal, including 2.0% abstentions.

     The Company's Mission Statement calls for the Company to seek to attain and maintain performance "in the top quarter of American businesses." In order to further the achievement of this objective, the Committee on Directors of the Board, which functions as a nominating committee, seeks to select and recommend qualified persons for nomination as directors based on their individual talents, experience, functional skills and abilities without regard to race, religion, national origin and gender.

     The Board believes that to require the preparation of narrowly-focused reports or the establishment of specific quotas and arbitrary deadlines could impede or limit the selection and nomination process. Rather, the Board believes that the objective of the selection and nomination process should be to produce a pool of qualified candidates with diverse backgrounds that will complement the skills and backgrounds of the other members of the Board.

     The Board believes that the interests of the Company and its stockholders are best served by having a highly qualified and independent Board with diverse backgrounds. The Company has taken appropriate steps to create such a Board. The Board and the Committee on Directors are committed to a selection and nomination process that functions without regard to the race, religion, national origin and gender of potential candidates. The Board believes that this commitment is more meaningful to stockholders and the community at large than the matters requested in the proponent's proposal.

     Accordingly, the Board recommends that stockholders vote "AGAINST" the stockholder proposal relating to diversity of membership on the Board of Directors.

     The affirmative vote of such number of shares as shall be entitled to cast a majority of the votes represented in person or proxy at the Annual Meeting is required for the approval of this proposal.

                                 OTHER BUSINESS

     The Management is not aware of any matters, other than as indicated above, that will be presented for action at the meeting. However, if any other matters properly come before the meeting, it is understood that the persons named in the enclosed form of proxy intend to vote such proxy in accordance with their best judgment on such matters.

     Stockholders' proposals for the 1998 Annual Meeting of Stockholders must be received no later than December 2, 1997, at the executive offices of the Company, 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention:
Secretary, in order to be considered for inclusion in the Company's Proxy Statement for such meeting.

                                 ANNUAL REPORT

     The Annual Report to Stockholders of the Company for 1996, including financial statements, is being furnished, simultaneously with this Proxy Statement, to all stockholders of record as of the close of business on March 10, 1997, the record date for voting at the Annual Meeting.

                                            MARK A. BILAWSKY
                                            Vice President, General Counsel
                                            and Secretary
Princeton, New Jersey
April 1, 1997

                     PROCEDURES FOR DETERMINING CHANGES IN
                  BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

     Effective February 19, 1986, the Restated Certificate of Incorporation of Church & Dwight Co., Inc. (the "Company") was amended (the "Amendment") to provide that, subject to the provisions below, every share of Company Common Stock is entitled to four votes per share if it has been beneficially owned continuously by the same holder (i) for a period of 48 consecutive months preceding the record date for the Stockholders' Meeting; or (ii) since February 19, 1986. All other shares carry one vote.

     In general, the Amendment provides that a change in beneficial ownership of a share of Company Common Stock occurs whenever any change occurs in any person or group who has or shares voting power, investment power or the right to receive sale proceeds with respect to such share.

     In the absence of proof to the contrary, provided in accordance with the procedures referred to below, a change in beneficial ownership shall be deemed to have occurred whenever a share of Company Common Stock is transferred of record into the name of any other person.

     In the case of a share of Company Common Stock held of record in the name of a corporation, partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, or in any other name except a natural person, there shall be presumed to have been a change in beneficial ownership in such share within the 48 months preceding the record date, unless it has been established to the contrary pursuant to such procedures.

     There are several exceptions and qualifications to the terms of the Amendment described above, including, but not limited to, a change in beneficial ownership as a result of a gift or inheritance. For a copy of the complete Amendment, please contact the Company at 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attn: Secretary.

     Stockholders who hold their Shares in "street name" or through any other method specified above are required to submit proof of continued beneficial ownership to the Company in order to be entitled to four votes per share. Such proof must consist of a written certification by the record owner that there has been no change in beneficial ownership (as defined in the Amendment) during the relevant period. The required form for this certification will be the completion of the section provided on the proxy card which indicates the number of one-vote shares, four-vote shares and total number of votes. The Company reserves the right, however, to require evidence in addition to the certification in situations where it reasonably believes an unreported change may have occurred. Proof (including certifications) will be accepted only if it is received by the Company at least five days before the date for the Stockholders' Meeting.

     The Company will notify stockholders of record who are natural persons, in advance of a Stockholders' Meeting, of the Company's determination as to the number of shares for which they are entitled to four votes per share and the number of shares for which they are entitled to one vote per share. This determination will be shown on the proxy cards for such stockholders. Stockholders of record who disagree with such determination may certify that no change in beneficial ownership has occurred during the relevant period, by following the same procedure set out in the previous paragraph for other stockholders, with the same reserved right of the Company to require additional evidence.

                           CHURCH & DWIGHT CO., INC.

                         Stockholder Certification Form

                                    for the
                         Annual Meeting of Stockholders
                                       on
                                  May 8, 1997

                    USE ONLY IF YOU CLAIM MORE VOTING RIGHTS
                       THAN INDICATED ON YOUR PROXY CARD.

The Undersigned certifies that:

     1. Of the _____ shares of the Company's Common Stock held of record by the Undersigned on March 10, 1997, _____ shares have been beneficially owned continuously by the same person for 48 consecutive months preceding the record date; and

     2. (Applicable only to stockholders who are natural persons) -- the following is a statement supporting why the Undersigned disagrees with the Company's determination of the voting power (as shown on the proxy card) to which the Undersigned is entitled in connection with the Annual Meeting:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                            Dated:
                                            ------------------------------------

                                            ------------------------------------

                                            ------------------------------------

                                            ------------------------------------
                                                Signature of Stockholder(s)

Please sign exactly as your name appears on the proxy card for the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

The certification should be returned to:

                                            Church & Dwight Co., Inc.
                                            469 North Harrison Street
                                            Princeton, New Jersey 08543-5297
                                            Attention: Secretary

                                                        Church &
                                                    Dwight Co., Inc.

                                                          1997

                      ----------------------------------------------------------

                                                       NOTICE OF
                                                     ANNUAL MEETING
                                                    OF STOCKHOLDERS
                                                          AND
                                                    PROXY STATEMENT

                      ----------------------------------------------------------

                                                      MEETING DATE
                                                      MAY 8, 1997

----------------------------------------------------------

       Church & Dwight Co., Inc.
       469 North Harrison Street
    Princeton, New Jersey 08543-5297
    Consumer and Specialty Products                  Arm & Hammer Logo

PROXY
                PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                             CHURCH & DWIGHT CO., INC.
               469 NORTH HARRISON STREET, PRINCETON, N.J. 08543-5297

    The Undersigned, having received the Notice of Meeting and Proxy Statement dated April 1, 1997, hereby appoints ROSINA B. DIXON, M.D.; JOHN D. LEGGETT, III, Ph.D.; and DWIGHT C. MINTON, and each of them, proxies, each with power to appoint his/her substitute, to vote all shares of stock which the Undersigned is entitled to vote at the Annual Meeting of Stockholders of Church & Dwight Co., Inc. to be held on Thursday, the 8th day of May, 1997 at THE ASIA SOCIETY, 725 Park Avenue, New York, New York, at 11:00 a.m., and at all adjournments thereof, upon such matters as may properly come before the meeting and the following items as set forth in the Notice of Meeting and Proxy Statement:

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

    1. Election of Nominees for Directors as listed below (except as marked to
       the contrary below).      FOR [ ]            WITHHOLD AUTHORITY [ ]

       Nominees: Robert A. Davies, III; John D. Leggett, III, Ph.D.; Robert A McCabe; and Jarvis J. Slade.

       INSTRUCTION: To withhold authority to vote for any nominee(s), print such nominee's name(s) in the space provided below.

    ----------------------------------------------------------------------------

    2. Approval of appointment of Deloitte & Touche as independent auditors of the Company's 1997 financial statements.

        FOR [ ]                   AGAINST [ ]                   ABSTAIN [ ]

    ============================================================================


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4.

    3. A Stockholder proposal relating to the election of Directors annually and not by class.

        FOR [ ]                   AGAINST [ ]                   ABSTAIN [ ]

    4. A Stockholder proposal requesting a program to diversify the members of the Board.

        FOR [ ]                   AGAINST [ ]                   ABSTAIN [ ]

    ============================================================================


    5. Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

    ============================================================================


     IF NO CONTRARY INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR
                         ITEMS 1 AND 2; AND AGAINST ITEMS 3 AND 4.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND
                              FOR APPROVAL OF ITEM 2.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4.

              (Continued, and to be marked, dated and signed on the other side.)

                                               I PLAN TO ATTEND MEETING [ ]

      Your vote is important. If you own shares which are entitled to four votes per share, you must indicate this below in the space provided, or it will be assumed that your shares will be entitled to one vote each. Please provide the total number of one-vote shares, the total number of four-vote shares and the total number of votes in the spaces below.

                Dated ______________________________________________, 1997

                Signature ________________________________________________

                Signature ________________________________________________

                TOTAL One-Vote Shares _________________ x1 _______________

                TOTAL Four-Vote Shares ____________________ x4 ___________

                TOTAL NUMBER OF VOTES _______________________

                Please sign exactly as name appears hereon. Where shares are held jointly, each holder should sign. Executors, administrators, trustees and others signing in a representative capacity should so indicate. If a signer is a corporation, please sign the full corporate name by an authorized officer.

     PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PROXY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                           CHURCH & DWIGHT CO., INC.

             469 NORTH HARRISON STREET, PRINCETON, N.J. 08543-5297

The Undersigned, having received the Notice of Meeting and Proxy Statement dated April 1, 1997, hereby appoints ROSINA B. DIXON, M.D.; JOHN D. LEGGETT, III, Ph.D.; and DWIGHT C. MINTON, and each of them, proxies, each with power to appoint his/her substitute, to vote all shares of stock which the Undersigned is entitled to vote at the Annual Meeting of Stockholders of Church & Dwight Co., Inc. to be held on Thursday, the 8th day of May, 1997 at THE ASIA SOCIETY, 725 Park Avenue, New York, New York, at 11:00 a.m., and at all adjournments thereof, upon such matters as may properly come before the meeting and the following items as set forth in the Notice of Meeting and Proxy Statement:

IF NO CONTRARY INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2;
                           AND AGAINST ITEMS 3 AND 4.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE.)

-------------------------------------------------------------------------------

                                                             Please mark
                                                           your votes as  [X]
                                                            indicated in
                                                            this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

                                                                     WITHHOLD
                                                      FOR            AUTHORITY
1. Election of Nominees for Directors as listed
   below (except as marked to the contrary below).    [ ]              [ ]

   Nominees: Robert A. Davies, III;
             John D. Leggett, III, Ph.D.;
             Robert A. McCabe; and Jarvis J. Slade.

   INSTRUCTION: To withhold authority to vote for any nominee(s), print such nominee's name(s) in the space provided below.

   -----------------------------------------------------------

                                                      FOR   AGAINST  ABSTAIN
2. Approval of appointment of Deloitte &
   Touche as independent auditors of the              [ ]     [ ]       [ ]
   Company's 1997 financial statements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 AND 4.

                                                      FOR   AGAINST  ABSTAIN
3. A Stockholder proposal relating
   to the election of Directors                       [ ]     [ ]       [ ]
   annually and not by class.

                                                      FOR   AGAINST  ABSTAIN
4. A Stockholder proposal requesting
   a program to diversify the                         [ ]     [ ]       [ ]
   members of the Board.


5. Transaction of such other business
   as may properly be brought before
   the meeting or any adjournments
   thereof.

I PLAN TO
ATTEND MEETING      [ ]


Signature(s)
            ---------------------------------------------------------------

---------------------------------------------------------------------------

Dated                                                                , 1997
     ----------------------------------------------------------------
PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHERE SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD SO INDICATE. IF A SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME BY AN AUTHORIZED OFFICER.

-------------------------------------------------------------------------------